Exhibit 10.3

EXCLUSIVE SALES AND
MARKETING AGREEMENT

By and Between

National Coffee Service & Vending
And

[Jammin Java Corp]

April 25, 2011

EXCLUSIVE SALES AND MARKETING AGREEMENT

This Exclusive Sales and Marketing Agreement (this “Agreement”) is entered into this 25th day of April, 2011 by and between National Coffee and Service Vending (hereinafter “NCSV”), a FL LLC with its registered address at 2620 Carter Lane Lake Worth, FL 33460, and Jammin Java Corp. (hereinafter “JJ”), a Nevada Corporation, with its registered address 8200 Wilshire Blvd, #200, Beverly Hills, CA 91211.  NCSV and JJ are sometimes collectively referred to herein as the “Parties” or individually as a “Party”.

WHEREAS, NCSV is a well established sales organization of Coffee in the United States for office coffee services (“Territory”).

WHEREAS, JJ are the producers of the “Jammin Java Coffee” brand of roasted coffees (the “Product”) for which they require a sales and marketing partner within the Territory;

NOW, THEREFORE, the Parties hereby agree as follows:

1.
Appointment of Exclusive Agent.  JJ hereby appoints NCSV as their agents and distributors covering the Product within the Territory.  Sub-agents and sub-distributors may be granted the right to market the Product within the Territory by the mutual agreement of the Parties in writing.  This contract allows NCSV the exclusive rights to sell Jammin Java products under the terms and conditions of this Agreement within the United States of America in the Office Coffee, Vending, Office Products, Water and other industries featuring a “break room” division, and offshoots thereof (the “Territory”). This Agreement also includes distribution companies that service these industries. The Parties will enter into a separate non-exclusive agreement for NCSV to receive rights in connection with the hospitality, e-retail and foodservice segments.

2.
Operations.  NCSV shall be responsible on behalf of the operations for marketing and distribution of the Product within the Territory. JJ shall always be consulted on operational matters and all outsource appointments such as roasters must be approved by JJ.

3.
Referrals.  JJ hereby agrees to refer all Territory inquiries for the purchase of the Product to NCSV.  NCSV, on behalf of the Agreement, shall endeavour to handle all inquiries for large quantities of the Product itself, provided, however, that inquiries for sufficiently small quantities of the Product may be referred to any previously authorized sub-agents or sub-distributors.  Furthermore, JJ agrees not to compete for sales with NCSV within the Territory and hereby agrees that all sales of the Product into the Territory shall be made through NCSV with NCSV.

4.
Considerations. It is hereby agreed that the net operating profit defined as gross profit relating to product sales in the Territory after deduction of cost of goods sold and agreed upon costs and expenses ("Net Profit") shall be shared between JJ and NCSV on a 60/40 percent basis, respectively. All working capital requirements shall be made available by NCSV. JJ shall have final say on all budgetary matters.  NCSV shall pay JJ its pro rata portion of Net Profit monthly on the 15th of the month following receipt of monies for Product sold.  JJ shall have the right to audit net sales and Net Profit from time to time with reasonable notice (which the Parties agree is 48 hours) to NCSV.   Payments shall include a breakdown of sales for each customer products are sold to, including customer’s contact information.

5.	NCSV Obligations on behalf of the Agreement. In consideration of the foregoing exclusive appointment (as further described above), NCSV hereby agrees:

-	5.1 at all times to work diligently and to market the Product and to employ their best endeavours to protect and promote the interest of JJ and the Product;

-	5.2 to notify JJ of any suspected infringement of trade mark and intellectual property rights over and concerning the Product; and

-	5.3 to handle all necessary billing of this Agreement.

6.
Trademarks.  Subject to the terms and conditions of this Agreement, JJ hereby grants to NCSV the non-transferable, non-exclusive right during the term of this Agreement, within the Territory, to use the Trademarks solely in its advertising and promotion of the Products hereunder, in accordance with applicable law.  NCSC shall not use any other trademark or service mark confusingly similar to the Trademarks, or combine the Trademarks with other marks without the prior written approval of JJ.  NCSV shall not affix any Trademark to products other than the genuine Products.  NCSV shall ensure that the nature and quality of any services it provides in connection with its marketing and distribution of the Products hereunder shall conform to the standards set by JJ.  NCSV agrees to cooperate with JJ in facilitating JJ’s monitoring and control of the nature and quality of any services that NCSV provides in connection with the Trademarks, and to supply JJ with specimens of use of the Trademarks upon request.  NCSV understands and agrees that the use of any Trademark in connection with this Agreement shall not create any right, title or interest in or to the Trademark, and that all such use and goodwill associated therewith shall inure solely to the benefit of JJ.  Only JJ, and not NCSV, is entitled to register the Trademarks or similar trademarks in any class of products or services in the Territory. “Trademarks” shall include rights to the " Jammin Java" and associated brands (including all brands owned by or marketed by JJ).

7.
Marketing within the Territory.  NCSV will fund costs to work and develop the US market, including all regional shows, distributor partner shows, sales training to broker network and ride along sales calls to direct customers, demos, etc. JJ will fund all costs for national shows, if agreed to attend and display. Costs and budgets will be coordinated per show between NCSV and JJ for mutual approval.

8.
Affiliates.  Both Parties to this Agreement undertake to procure that their obligations under this Agreement shall be binding on all subsidiaries and associated companies of NCSV and JJ respectively as if such companies had entered into this Agreement themselves.

9.
Termination.  This Agreement shall be subject to termination, by either Party during the first year (“First Year”) of this Agreement, by the giving of written notice at least three months in advance of the end of such First Year term, it always being understood that any such notice will only be allowable if all contractual obligations, such as to roasters, undertaken on behalf of this Agreement will have come to an end within the termination period. Otherwise this Agreement will remain in place for 2 years, and will renew itself at the end of each contract year in 2 year increments, renewing at the end of each contract year for a period of two years (each a “Renewal”)(for example, if this Agreement is not terminated as provided above at the end of the First Year, this Agreement shall automatically renew for 2 additional years). In the event the Agreement is not terminated (as provided above) during the First Year, this Agreement shall remain in full force and effect absent a Breach or Termination Fee Payment until the end of the then term, provided that the non-terminating party is provide written notice by the terminating party of its intent to terminate this Agreement at least 30 days prior to the end of any year before a Renewal.  Notwithstanding the foregoing, either party may terminate this Agreement immediately with written notice to the other party, in the event (each a "Breach") (a) the other party shall fail to comply with any of the terms and conditions of this Agreement and such failure is not remedied within 14 days of receipt of written notice of such failure, or (b) either party should enter into bankruptcy, receivership or suffer any sort of court administration of its affairs.   Notwithstanding the above, this Agreement may be immediately terminated by either party by providing the non-terminating party 15 days prior written notice and paying such non-terminating party the Termination Fee Payment.

10.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of California, without regard to the conflict of laws or choice of law principles thereof.

11.
Notices.  All notices to either Party under this Agreement to the other Party shall be deemed delivered if sent by courier mail to the Parties’ respective addresses first noted above, or as provided by the Parties in writing from time to time, with not less than 10 days prior notice.

12.
Entire Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to the matters addressed herein, supersedes all prior letters, correspondence, conversations, agreements, understandings, and negotiations or discussions, both written and oral, express or implied, among the Parties with respect to matters addressed herein and cannot be amended or otherwise modified orally, but only by a written instrument executed by the Parties setting forth such changes.

13.
Assignment. Neither Party shall assign this Agreement or its rights without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. In the event either party sells or transfers substantially all of its assets or securities to a separate entity or person or this Agreement is assigned to another party or assumed by a successor entity or person, the resulting owner of that party's assets or securities (after such sale or transfer) shall either (a) accept and assume all rights under this Agreement, which shall thereafter continue in effect binding the resulting entity or person; or (b) pay the other party to this Agreement a lump sum breakup fee equal to the estimated Net Profit payable to the non-terminating party calculated as if this Agreement remained in effect for an additional 24 months from the termination date, with the estimated Net Profit due to the non-terminating party based on the previous 12 months of Net Profit paid to the non-breaching party (the "Termination Fee Payment")(e.g., the non-terminating party would be due a lump sum payment equal to two times the previous 12 months total Net Profit).

14.
Waiver.  The failure of either Party to object to or to take affirmative action with respect to any conduct of the other Party which is in violation of the terms of this Agreement shall not be construed as a waiver thereof, or of any future breach or subsequent wrongful conduct.  No waiver of any of the terms of this Agreement shall be valid unless it is in writing and is signed by the Party against whom such waiver is asserted.

15.
Survival of Obligations.  Those provisions which by their nature would survive termination or expiration of this Agreement and which will enable the Parties to exercise their rights and fulfill their obligations under this Agreement shall survive the termination or expiration of this Agreement.

16.
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.  Any provision of this Agreement that is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability shall not invalidate or render unenforceable the remaining provisions hereof.

17.
No Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties hereto and this Agreement shall not be deemed to confer upon or give to any other third-party any remedy, claim of liability or reimbursement, cause of action or other right.

18.	Good faith. Both Parties shall operate in good faith in connection with this Agreement.

19.
Status as Independent Contractor.  NCSV shall be considered an independent contractor of JJ pursuant to this Agreement.  Neither Party to this Agreement shall represent or hold itself out to be the employer, employee or agent of the other.  Neither party shall possess the authority to bind the other Party in any agreements without the express written consent of the entity to be bound.

20.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

Accepted and agreed as of the date first written above:

National Coffee and Service Vending	Jammin Java Corp

By: /s/ Rick Dutkiewicz	By: /s/ Anh Tran
Name: Rick Dutkiewicz	Name: Anh Tran
Title: Partner	Title: Director